Exhibit 3.1(a)

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ARCIMOTO, INC.

Pursuant to the Oregon Business Company Act (including the present provisions thereof and future amendments thereto, the “Act”), the following second amended and restated articles of incorporation (the “Restated Articles”) are hereby adopted and supersede and replace in their entirety the original articles of incorporation and all amendments thereto and restatements thereof:

Article I. Name. The name of the Company is Arcimoto, Inc. (the “Company”).

Article II. Oregon Domestic Company. The Company is organized pursuant to the Oregon Business Corporation Act (the “Act”) under Chapter 60 of the Oregon Revised Statutes.

Article III. Best Interests of the Company. In all matters, including, but not limited to, the day-to-day operation and management of the Company, the best interests of the Company shall include due consideration of (a) the Company’s social, legal and economic effects on its employees and on the communities and geographic areas in which the Company operates; (b) the long-term as well as short-term interests of the Company and its shareholders; and (c) the Company’s effects on the environment. Nothing in this Article III, express or implied, is intended to create or grant any right(s) in or for any person or any causes(s) of action by or for any person. Notwithstanding the preceding sentence, any shareholder of the Company is entitled to rely on the definition of “best interests” in this Article III in enforcing his/her or its rights under the Act.

Article IV. Authorized Shares

4.1 Number of Shares. The Company is authorized to issue 20,000,000 shares of Common Stock, without par value, and 5,000,000 shares of Preferred Stock, without par value.

4.2 Preferred Stock. The Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of these Restated Articles, to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, rights, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and Articles of Amendment setting forth the resolution or resolutions shall be filed in accordance with the Act. The authority of the Board of Directors with respect to each such series shall include without limitation of the foregoing the right to provide that the shares of each such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Company at such price or prices or at such rates of exchange, and with such adjustments, if any; (e) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (f) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with the law and the provisions of these Restated Articles.

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4.2.1 Designation and Terms of Series A-1 Preferred Stock.

(a) Purpose. This Section 4.2.1 sets forth the designation and the terms of the Company’s Series A-1 Preferred Stock.

(b) Designation. 1,500,000 shares of the Company’s authorized Preferred Stock are hereby designated as the Series A-1 Preferred Stock (the “Series A-1 Preferred” or “Series A-1 Preferred Stock”).

(c) Dividends and Distributions.

(i) Preference. The holders of shares of Series A-1 Preferred shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company and pari passu with each other an amount equal to that paid on any other outstanding shares of the Company, payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative.

(ii) Limitation. Unless full dividends on the Series A-1 Preferred for all past dividend periods and the then current dividend period shall have been paid and a sum sufficient for the payment thereof set apart: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) shall be paid or declared, and no distribution shall be made, on any Common Stock, and (B) no shares of Common Stock shall be purchased, redeemed, or acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Company or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

(iii) Waiver. The holders of any outstanding shares of Series A-1 Preferred may waive any dividend preference that such holders shall be entitled to receive under Section 4.2.1(c)(i) or any limitation described in Section 4.2.1(c)(ii) upon the affirmative vote or written consent of the holders of at least a majority-in-interest of all then outstanding shares of Series A-1 Preferred.

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(d) Liquidation, Dissolution or Winding Up.

(i) Preference. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to holders of the Company’s capital stock of all classes (whether such assets are capital, surplus or earnings) shall be distributed in the following order and amounts:

(A) The holders of Series A-1 Preferred shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the Company’s assets to the holders of the Common Stock, an amount per share equal to the Original Issue Price of that share for each then outstanding share of Series A-1 Preferred plus any declared but unpaid dividends on such share (together, the “Series A-1 Liquidation Amount”). The Series A-1 Liquidation Amount shall be subject to equitable adjustment in the event of any share dividend, share split, share distribution or combination with respect to such shares. If, upon the occurrence of any liquidation, dissolution or winding up of the Company, the assets thus distributed among the holders of Series A-1 Preferred shall be insufficient to permit the payment to such holders of the full Series A-1 Liquidation Amount, then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of Series A-1 Preferred in the same proportion as the full preferential amount each such holder would otherwise be entitled to receive bears to the total of the full preferential amount that would otherwise be distributable to the holders of Series A-1 Preferred, as provided above.

(B) After payment in full of the Series A-1 Liquidation, or after funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of such shares so as to be available for such payment, holders of Series A-1 Preferred shall be entitled to no further participation in the distribution of the assets of the Company and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(ii) Treatment of Reorganizations, Consolidations, Mergers, and Sales of  Assets. A reorganization, consolidation, merger (but excluding any merger effected solely for the purpose of reincorporating in another state), sale of all or substantially all of the assets of the Company or the Company’s undertaking of a transaction or a series of transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of or otherwise transferred shall be deemed (unless the holders of at least a majority-in-interest of all then outstanding shares of Series A-1 Preferred shall determine otherwise) a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4.2.1(d) (any such event, a “Deemed Liquidation Event”).

(iii) Distributions Other Than Cash. Whenever the distribution provided for in this Section 3.2.1(d) shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors and a majority-in-interest of all then outstanding shares of Series A-1 Preferred; provided, however, that:

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(A) Any securities to be delivered pursuant to this Section 4.2.1(d) not subject to investment letter or other similar restrictions on free marketability covered by Section 4.2.1(d)(iii)(B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the distribution;

(2) If traded over-the-counter or through an automated dealer quotation system, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the distribution; or

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and a majority-in-interest of all then outstanding shares of Preferred Stock (voting as a single class); and

(B) The method of valuation of any securities to be delivered pursuant to this Section 4.2.1(d) subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided above in Section 4.2.1(d)(iii)(A)(1), (2), or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority-in-interest of all then outstanding shares of Series A-1 Preferred.

If the Board of Directors and the holders of a majority-in-interest of all then outstanding shares of Series A-1 Preferred are unable to reach an agreement on the fair market value of property other than cash within thirty (30) days after the Company gives notice of such liquidation, dissolution or winding-up, then the Board of Directors and a majority-in-interest of all then outstanding shares of Series A-1 Preferred Stock shall mutually appoint an appraiser for purposes of determining such value. The appraiser shall complete his, her or its appraisal within thirty (30) days from the date of his, her or its appointment. If the Board of Directors and the holders of a majority-in-interest of all then outstanding shares the Series A-1 Preferred are unable to agree upon the appointment of an appraiser, then the appraiser shall be appointed by the Presiding Judge of the Multnomah County Circuit Court upon the written request of either party with written notice of such request being given to the other party or parties, as the case may be. The determination of the appraiser shall be final and binding on the parties. The cost of any such appraisal shall be borne by the Company.

(e) Voting Power. Except as otherwise required by law, each holder of any shares of any series of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of votes that would be accorded to the largest number of whole shares of Common Stock into which such holder’s shares of a series of Preferred Stock could then be converted, pursuant to the provisions of Section 4.2.1(f) hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

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Except as otherwise provided herein or required by law, the holders of shares Preferred Stock and Common Stock shall vote together as a single class on all matters.

(f) Right to Convert; Conversion Ratio. The holders of the Series A-1 Preferred shall have conversion rights as follows (the “Conversion Rights”): Each share of Series A-1 Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing that share’s Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. The “Series A-1 Conversion Price” of each share shall initially be equal to the Original Issue Price of that share. Such initial Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(g) Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Preferred.

(h) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(i) Notice of Conversion. In order for a holder of Series A-1 Preferred to voluntarily convert shares of Series A-1 Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A-1 Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A-1 Preferred (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A-1 Preferred represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A-1 Preferred, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A-1 Preferred represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsections 4.2.1(h) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A-1 Preferred converted.

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(j) Reservation of Shares. The Company shall at all times when the Series A-1 Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A-1 Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Restated Articles.

(k) Effect of Conversion. All shares of Series A-1 Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A-1 Preferred so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred accordingly.

(l) No Further Adjustment. Upon any such conversion, no adjustment to the Series A-1 Conversion Price shall be made for any declared but unpaid dividends on the Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(m) Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred pursuant to this Section 4.2.1. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(n) Adjustments to Series A-1 Conversion Price for Diluting Issues.

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(i) Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series A-1 Original Issue Date” shall mean the date on which the first share of Series A-1 Preferred was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.2.1(f)(iii) below, deemed to be issued) by the Company after the Series A-1 Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(1) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A-1 Preferred;

(2) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.2.1(o), 4.2.1(p), 4.2.1(q) or 4.2.1(r);

(3) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company;

(4) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(5) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company; or

(6) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Company; or

(7) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company.

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(ii) No Adjustment of Series A-1 Conversion Price. No adjustment in the Series A-1 Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least fifty percent of the then outstanding shares of Series A-1 Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Company at any time or from time to time after the Series A-1 Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Subsection 4.2.1(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A-1 Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A-1 Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Series A-1 Conversion Price to an amount which exceeds the lower of (i) the Series A-1 Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A-1 Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

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(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Subsection 4.2.1(iv) (either because the consideration per share (determined pursuant to Subsection 4.2.1(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A-1 Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A-1 Original Issue Date), are revised after the Series A-1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.2.1(iii)(A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Subsection 4.2.1(iv), the Series A-1 Conversion Price shall be readjusted to such Series A-1 Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A-1 Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A-1 Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A-1 Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Series A-1 Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Series A-1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.2.1(iii)), without consideration or for a consideration per share less than the Series A-1 Conversion Price in effect immediately prior to such issue, then the Series A-1 Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

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CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Series A-1 Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CP1” shall mean the Series A-1 Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A-1 Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection 4.2.1, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Company.

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(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.2.1(iii), relating to Options and Convertible Securities, shall be determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Subsection 4.2.1(iv), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A-1 Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(o) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Series A-1 Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Series A-1 Original Issue Date combine the outstanding shares of Common Stock, the Series A-1 Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(p) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Series A-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A-1 Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A-1 Conversion Price then in effect by a fraction:

the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

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the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A-1 Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.

(q) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 4.2.1(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A-1 Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.2.1(n), (p) or (o)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A-1 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A-1 Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 4.2.1 with respect to the rights and interests thereafter of the holders of the Series A-1 Preferred Stock, to the end that the provisions set forth in this Section 4.2.1 (including provisions with respect to changes in and other adjustments of the Series A-1 Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A-1 Preferred Stock.

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(r) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price pursuant to this Section 4.2.1, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A-1 Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A-1 Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A-1 Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A-1 Preferred Stock.

(s) Notice of Record Date. In the event:

(i) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A-1 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the holders of the Series A-1 Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A-1 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A-1 Preferred Stock and the Common Stock. Such notice shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

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(t) Mandatory Conversion.

(A) Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of proceeds, net of the underwriting discount and commissions, to the Company; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least fifty percent (50%) of the then outstanding shares of Series A-1 Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and; (ii) such shares may not be reissued by the Company.

(B) Procedural Requirements. All holders of record of shares of Series A-1 Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A-1 Preferred Stock pursuant to this Section 4.2.1(t). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A-1 Preferred Stock converted pursuant to Subsection 4.2.1(t), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 4.2.1(t). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred Stock, the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A-1 Preferred Stock converted. Such converted Series A-1 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

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4.3 Common Stock.

(a) Voting Rights. Except as otherwise required by law or expressly provided in these Restated Articles, each holder of Common Stock shall have one vote in respect of each share of stock held by him, her or it of record on the books of the Company for the election of directors and on all matters submitted to a vote of shareholders of the Company.

(b) Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Company which are legally available therefor, dividends payable in either in cash, in property or in shares of capital stock.

(c) Dissolution, Liquidation and Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled, unless otherwise required by law or expressly provided in these Restated Articles, to receive all of the remaining assets of the Company of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Article V. Registered Agent and Office. The name and address of the Company’s registered agent and office are:

Immix Services Inc.	600 NW Naito Parkway, Suite G
Portland, OR 97209

Article VI. Mailing Address. The address to which notices to the Company may be mailed is 1263 West 5th Avenue, Eugene, OR 97402.

Article VII. Director Liability. No director of the Company shall be personally liable to the Company or its shareholders for monetary damages arising out of conduct as a director, except for:

A. Any breach of the director’s duty of loyalty to the Company or its shareholders;

B. Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

C. Any unlawful distribution under ORS 60.367; or

D. Any transaction from which the director derived an improper personal benefit.

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Article VIII. Shareholder Action without a Meeting by less than Unanimous Consent. Any action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shareholders entitled to vote on the action were present and voted. Any shareholder action taken under this Article VIII must be evidenced by one or more written consents describing the action taken, signed by the shareholders taking the action and delivered to the Company for inclusion in the minutes or filing with the corporate records. Action taken under this Article VIII is effective when the consent or consents bearing sufficient signatures are delivered to the Company, unless the consent or consents specify an earlier or later effective date. If action is taken without a meeting by less than unanimous consent under this Article VIII, the Company must give written notice of the action, promptly after the action is taken, to shareholders who did not consent in writing to the action. The notice given must contain or be accompanied by the same material that would have been required to be sent to those shareholders in a notice of meeting at which the proposed action would have been submitted to those shareholders for action.”

Article IX. Shareholder Agreement Inconsistent with the Act. To the extent any provisions of these Restated Articles are inconsistent with the Act, the inconsistent provisions of these Restated Articles shall (a) be considered a shareholder agreement under Section 60.265 the Act and (b) be valid for so long as the Company remains in existence or until those provisions are amended by the shareholders. Pursuant to Sections 60.265 and 60.952(3) of the Act, and as part of the shareholder agreement described in the preceding sentence, all remedies provided for in Section 60.952(2) of the Act are hereby eliminated with the exception of subsections (e), (h), (j) and (m).

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